Exhibit 99.1

Smartkem Signs Memorandum of Understanding with RiTdisplay to Integrate Smartkem’s OTFT Process Into Its Gen2.5 Line

Creation of a commercial pilot line at RiTdisplay is a significant step towards commercialization of Smartkem’s OTFT technology

MANCHESTER, England, Mar. 24, 2025 -- Smartkem (Nasdaq: SMTK), which is seeking to change the world of electronics with a new class of transistor technology, has announced a memorandum of understanding with RiTdisplay Corporation, a leading developer of optoelectronic solutions, visual displays and passive-matrix OLED displays, to evaluate the integration of Smartkem’s organic thin-film transistor (OTFT) process on RiTdisplay’s Gen2.5 pilot line to expand Smartkem’s product prototyping capability.

The memorandum of understanding is a significant progression in the collaboration work between Smartkem and RiTdisplay, which started with an initial joint development agreement in 2021, and includes the 2024 commencement of a UK and Taiwanese government grant-funded project to develop the world’s first commercially ready active-matrix OLED display using OTFT technology. Under the memorandum of understanding, product prototyping capabilities will be transferred from the Industrial Technology Research Institute (ITRI)’s Gen2.5 line to a newly integrated Gen2.5 pilot line at RiTdisplay. The parties expect that the RiTdisplay line will be available for use in the second half of 2025.

RiTdisplay GM Robert Chen said, “This phase of our collaboration marks a major milestone forward in delivering a new generation of AMOLED displays to the global market and reinforces the commitment of both companies to innovation and commercial excellence. We look forward to delivering customer demonstrations later this year and accelerating the market adoption of OTFT-based AMOLED displays in multiple end markets. RiTdisplay remains committed to driving innovation across multiple display technologies, including PMOLED and OTFT. This collaboration with Smartkem allows us to explore new possibilities while continuing to enhance our core technologies.”

Smartkem Chairman and CEO Ian Jenks said,“This is a major step forward in our strategy to commercialize our unique transistor technology. Once complete, we will be able to provide product prototying of the world’s first commercially ready AMOLED display using OTFT technology on a commercial Gen2.5 OTFT product manufacturing line at RiTdisplay’s existing state-of-the-art facility in Hsinchu, Taiwan.”

The memorandum of understanding is non-binding and there can be no assurance as to whether or when a definitive agreement will be executed by the parties or as to the ultimate terms of any such agreement.

About Smartkem

Smartkem is seeking to change the world of electronics with a new class of transistor using its proprietary advanced semiconductor materials that have the potential to revolutionize the display industry. Smartkem's TRUFLEX® semiconductor technology enables low temperature printing processes that are compatible with existing manufacturing infrastructure with the potential to deliver low-cost, high performance displays in a range of display technologies including microLED, miniLED and AMOLED, as well as applications in sensors and logic.

Smartkem develops its materials at its research and development facility in Manchester, UK and provides prototyping services at the Centre for Process Innovation (CPI) at Sedgefield, UK. It has a field application office in Taiwan. The company has an extensive IP portfolio including 138 granted patents across 17 patent families, 17 pending patents and 40 codified trade secrets. For more information, visit our website or follow us on LinkedIn.

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

About RiTdisplay Corporation
RiTdisplay is the world's leader of passive matrix organic light emitting diode (PMOLED). RiTdisplay not only holds the world's largest PMOLED production capacity, but also supplies its product to multiple Tier 1 customers around the world. With its main applications ranging from smart appliances, medical devices, set-top boxes, wearables, industrial instruments, to AIOT products.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on Smartkem, Inc.'s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expect," "intend," "plan," "project," "believe," "estimate," and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Selena Kirkwood

Head of Communications for Smartkem

T: +44 (0) 7971 460 364

s.kirkwood@smartkem.com

U.S.Investors

David Barnard, CFA

Alliance Advisors Investor Relations

T: 1 415 433 3777

dbarnard@allianceadvisors.com

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com